Exhibit 12


                                          Sygnet Wireless, Inc.
                             Computation of Ratio of Earnings to Fixed Charges
                                              (in thousands)

                                                                                                  Nine months ended
                                                                                                    September 30,
                                                                                                 -------------------
                                        1993        1994       1995        1996        1997         1997      1998
                                       ------      ------     ------      ------      ------     ---------  --------
Net income (loss)                      $1,523      $1,722     $1,950     $(5,288)   $(20,616)    $(14,051)  $(6,879)
Extraordinary (gain) loss                   -           -          -       1,420           -            -         -
Income tax provision                      137          73         65          19          17            8       232
                                       ------      ------     ------     -------    --------     --------   -------
                                        1,660       1,795      2,015      (3,848)    (20,599)     (14,043)   (6,647)

Fixed Charges:
  Interest expense, net                   702         988      2,660      11,174      29,902       22,558    21,613
  Amortization of deferred financing       14          61        197         437       1,141          855       855
  Interest portion of rentals              69          75        153         299         686          507       607
                                       ------      ------     ------     -------    --------     --------   -------
     Fixed Charges                        785       1,124      3,010      11,910      31,729       23,920    23,075

     Preferred Stock Dividends              -           -          -         718       2,122        2,122         -
                                       ------      ------     ------     -------    --------     --------   -------
     Combined Fixed Charges and
         Preferred Stock Dividends     $  785      $1,124     $3,010     $12,628    $ 33,851     $ 26,042   $23,075
                                       ------      ------     ------     -------    --------     --------   -------
                                       ------      ------     ------     -------    --------     --------   -------
     Earnings                          $2,445      $2,919     $5,025     $ 8,062    $ 11,130     $  9,877   $16,439
                                       ------      ------     ------     -------    --------     --------   -------
                                       ------      ------     ------     -------    --------     --------   -------
Combined Ratio of Earnings to
     Fixed Charges and Preferred
     Stock Dividends                     3.11        2.60       1.67          (1)         (2)          (3)       (4)
                                       ------      ------     ------     -------    --------     --------   -------
                                       ------      ------     ------     -------    --------     --------   -------

     (1)  Earnings were insufficient to cover fixed charges by $4,566,000.
     (2)  Earnings were insufficient to cover fixed charges by $22,721,000.
     (3)  Earnings were insufficient to cover fixed charges by $16,165,000.
     (4)  Earnings were insufficient to cover fixed charges by $6,636,000.